Certificate Number
[***]

Number of Shares
- [***] -

OBOOK HOLDINGS INC.

Incorporated in the Cayman Islands under the Companies Act (As Revised)

Capital of the Company is US$200,000 divided into 128,535,418 Class A Common Shares, 70,464,582 Class B Common Shares and 1,000,000 Class A Preferred Shares, and all of such shares shall have a nominal or par value of USD0.001 each.

THIS CERTIFIES THAT **[***]**
of
[***]
is the registered holder of **[***] Class A Common Shares** fully paid and non-assessable, subject to the Memorandum and Articles of Association of the Company.

GIVEN under the Common Seal of the said Company this [***]

The Common Seal of the Company was hereunto affixed.

Mr. Wang, Chun-Kai
Chairman